Exhibit 16.1

Letter of DCAW (CPA) Limited

(former principal independent accountants)

Centurion ZD CPA Limited

Certified public accountants

Rooms 2105-06, 21/F.,

Office Tower, Langham Place,

8 Argyle Street, Mongkok

Kowloon, Hong Kong

Tel : (852) 2780 0607

Fax: (852) 2780 0013

January 13, 2017

Securities and Exchange Commission.

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Sustainable Petroleum Group Inc.

       Commission File Number 000-54875

Dear Sirs:

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on January 13, 2017 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with the statements pertaining to the successor accountants.

Sincerely,

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

(fka DCAW (CPA) Limited)

Certified Public Accountants

Hong Kong